Exhibit 99.1

DIAMOND FOODS ANNOUNCES CHANGES

TO ITS BOARD OF DIRECTORS

San Francisco, Calif. – November 14, 2012 – Diamond Foods, Inc. (NASDAQ: DMND) today announced the appointment of William L. “Bill” Tos, Jr. to its Board of Directors. In addition, John J. “Jack” Gilbert and Richard G. Wolford have decided to step down from the Board, effective immediately. In conjunction with these changes, Diamond has reduced the size of its Board of Directors from 12 to 11 members.

Mr. Tos joins the Company’s Board as a long-time Diamond walnut grower and former member of the Board of Diamond Walnut Growers, Inc., the cooperative that was the predecessor to Diamond Foods. Mr. Tos is co-owner of Tos Farms, Inc., a diversified, farming enterprise.

“Bill brings over 30 years of farming expertise and extensive relationships within the walnut industry,” said Brian J. Driscoll, Diamond’s President and CEO. “Bill’s knowledge and deep agricultural business experience will be invaluable at a time when Diamond is highly focused on rebuilding its position in the walnut industry.”

Mr. Gilbert served as Chairman for 14 of his 24 years on Diamond’s Board. Mr. Wolford joined Diamond’s Board in April of 2011 and served as Interim CEO of the Company earlier this year.

“Jack provided important leadership of Diamond’s Board as the organization transitioned from a grower owned co-operative to a publicly traded company,” said Robert J. Zollars, Diamond’s Chairman of the Board. “We greatly appreciate Jack’s leadership and dedication to Diamond over the past several years”.

“Rick Wolford brought invaluable insight and judgment to Diamond over the last 19 months during a period of significant challenges,” Mr. Zollars said, “and he selflessly came out of retirement to step in as Interim CEO in February 2012, at a time when the Company absolutely needed his strong leadership. We owe a debt of gratitude for the many hours Rick dedicated to Diamond.”

About Diamond

Diamond Foods is an innovative packaged food company focused on building, and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

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Note regarding forward-looking statements

This press release includes forward-looking statements, information about our strategic focus on rebuilding our position in the walnut industry. We have based these forward-looking statements on our expectations about future events only as of the date of this presentation, and we make such statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: potential difficulties in signing up growers to new walnut purchase agreements; uncertain availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions. Our forward-looking statements generally involve risks and uncertainties addressed under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Investors:	Media:
Diamond Foods	Sard Verbinnen & Co
Linda Segre	Paul Kranhold/Lucy Neugart
SVP, Corporate Strategy	(415) 618-8750
(415) 230-7952	pkranhold@sardverb.com
lsegre@diamondfoods.com	lneugart@sardverb.com

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